Exhibit 99.1

For investor inquiries, contact:
Ben Daitch
Senior Vice President & CFO
Cano Petroleum, Inc.
877.698.0900
info@canopetro.com

Cano Petroleum Board Sends Letter Responding to Director Resignation

FORT WORTH, TEXAS, October 30, 2008—Cano Petroleum, Inc. (Amex:CFW)  The Board of Directors of Cano Petroleum, Inc. delivered a letter to Gerald W. Haddock following Mr. Haddock’s resignation from the Board on October 23, 2008.  The text of the letter follows:

October 29, 2008

Via Hand Delivery

Gerald W. Haddock

512 Main Street, Suite 1200

Fort Worth, Texas 76102

Dear Mr. Haddock:

Shortly before the Board was to convene its October 23rd meeting to consider the recommendations of the Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”), we received your October 23rd letter.  It is important to place your comments in proper context.

Although your letter strives to convey the impression that you initiated your departure from the Board and that your resignation was prompted by your “disagreement with management,” you failed to mention that you were informed in person on October 21st that the Nominating Committee had determined not to recommend you for renomination for another term on the Board.

Your letter also fails to mention that after you were informed of that decision, you began pressuring certain Directors to cause the Nominating Committee to reconsider its decision and showed up unannounced at Cano’s offices where you insisted on meeting with the Chairman and urged him as a friend, to “work something out” to allow you to remain on the Board.

On Wednesday, October 22nd, you called in for the Board meeting that had been scheduled to vote on the Nominating Committee’s recommendations.  Even though you were fully aware that this was the subject to be considered at that meeting, you objected to the meeting and demanded that it be adjourned because the Notice of Meeting did not include an agenda.  We acquiesced to your request and reset the meeting with formal notice to begin at 3:45 p.m., October 23rd.  At no time on the 22nd did you suggest that you planned to resign from the Board.  Then, as noted above, shortly before the October 23rd Board meeting commenced at 3:45 p.m., we received your letter and you did not appear.

At this time, we consider it premature to respond in this letter to all of the concerns, assertions and demands contained in your letter.  We assure you that as Directors of Cano, we are well-aware of our fiduciary duties and we will continue to discharge them.  In this regard, the Company’s outside Directors have retained legal counsel to represent their interests in the litigation to which you refer, as well as to advise them about the matters you have raised in your letter.  We have asked them to contact you promptly to arrange for an on-the-record interview with you to determine what, if any, information you actually have that would warrant further review or action.  Given the content of your letter and the fiduciary obligations imposed upon you by your four years of service as a Director, we of course expect your full cooperation in that and in any appropriate follow-up.

Very truly yours,

/s/ S. Jeffrey Johnson	/s/ Randall Boyd
S. Jeffrey Johnson	Randall Boyd
Chief Executive Officer & Chairman	Director

/s/ Robert L. Gaudin	/s/ Donald W. Niemiec
Robert L. Gaudin	Donald W. Niemiec
Director	Director

/s/ William O. Powell, III	/s/ David W. Wehlmann
William O. Powell, III	David W. Wehlmann
Director	Director

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.    ###